Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated April 30, 2018. GS Finance Corp. $ Autocallable Contingent Coupon Underlier-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.
If the closing level of any of the iShares® MSCI Emerging Markets ETF or the EURO STOXX 50® Index on any observation date is less than 80% of its initial level, you will not receive a coupon on the applicable payment date. The amount that you will be paid on your notes is based on the performances of the underliers. The notes will mature on the stated maturity date (expected to be November 24, 2025), unless automatically called on any observation date commencing in May 2019 to and including October 2025. Your notes will be automatically called if the closing level of each underlier on any such observation date is greater than or equal to its initial level (set on the trade date, expected to be May 15, 2018). If your notes are automatically called, you will receive a payment on the next payment date (the fifth business day after the relevant observation date) equal to the face amount of your notes plus a coupon (as described below).
The return on your notes is linked in part to the performance of the iShares® MSCI Emerging Markets ETF (ETF), and not to that of the MSCI Emerging Markets Index (underlying index) on which the ETF is based. The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of the underlying index. The performance of the ETF may significantly diverge from that of the underlying index.
Observation dates are the 15th day of each month, commencing in June 2018 and ending in November 2025 (provided that the observation date in November 2025 shall be November 17, 2025). If on any observation date the closing level of each underlier is greater than or equal to 80% of its initial level, you will receive on the applicable payment date a coupon for each $1,000 face amount of your notes equal to $6.834.
The amount that you will be paid on your notes at maturity, if they have not been automatically called, in addition to the final coupon, if any, is based on the performance of the underlier with the lowest underlier return. The underlier return for each underlier is the percentage increase or decrease in the final level of such underlier on the determination date (expected to be November 17, 2025) from its initial level.
At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:
•
if the underlier return of each underlier is greater than or equal to -20% (the final level of each underlier is greater than or equal to 80% of its initial level), $1,000 plus a coupon calculated as described above; or

•
if the underlier return of any underlier is less than -20% (the final level of any underlier is less than 80% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the lesser performing underlier return plus 20% times (b) $1,000. You will receive less than the face amount of your notes and no coupon.

If the underlier return for any underlier is less than -20%, the percentage of the face amount of your notes you will receive will be based on the performance of the underlier with the lowest underlier return. In such event, you will receive less than the face amount of your notes and no coupon.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.
The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $900 and $940 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be May 18, 2018	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount
*The original issue price will be      % for certain investors; see “Summary Information — Key Terms — Supplemental plan of distribution; conflicts of interest” on page PS-5.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman Sachs & Co. LLC
Pricing Supplement No.     dated                    , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $900 and $940 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).
Prior to                 , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                    ). On and after               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this pricing supplement and the accompanying documents listed below.  This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●     General terms supplement no. 1,734 dated July 10, 2017
●     Prospectus supplement dated July 10, 2017
●     Prospectus dated July 10, 2017
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.
This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-15 of the accompanying general terms supplement no. 1,734. Please note that certain features described in the accompanying general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 1,734.

Key Terms
Issuer:  GS Finance Corp.
Guarantor:  The Goldman Sachs Group, Inc.
Underliers:  the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”); the EURO STOXX 50 ® Index (Bloomberg symbol, “SX5E Index”), as sponsored and maintained by STOXX
Limited; see “The Underliers” on page PS-21

Underlying index of the iShares® MSCI Emerging Markets ETF: the MSCI Emerging Markets Index, as published by MSCI, Inc. (“MSCI”)
Specified currency:  U.S. dollars (“$”)
Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-15 of this pricing supplement
Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers, as described under “Supplemental Discussion of Federal

Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any coupon payment) and your tax basis in your notes.
Automatic call feature:  if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes
Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing level of each underlier is greater than or equal to its initial underlier level, for each $1,000 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the coupon then due
Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlier level of each underlier is greater than or equal to its buffer level, $1,000 plus the related coupon; or
•
if the final underlier level of any underlier is less than its buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the lesser performing underlier return plus the buffer amount. You will receive less than the face amount of your notes and no coupon

Buffer level: with respect to each underlier, 80% of its initial underlier level
Buffer amount: 20%
Lesser performing underlier return:  the underlier return of the lesser performing underlier
Lesser performing underlier:  the underlier with the lowest underlier return
Coupon:  subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:
•	if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, $6.834; or
•	if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, $0
Initial underlier level (to be set on the trade date): with respect to each underlier, the closing level of such underlier on the trade date
Final underlier level: with respect to each underlier, the closing level of such underlier on the determination date, subject to anti-dilution adjustments (with respect to the iShares® MSCI Emerging Markets ETF only) as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734
Coupon trigger level:  for each underlier, 80% of its initial underlier level
Closing level:  with respect to each underlier, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734, subject to anti-dilution adjustments (with respect to the iShares® MSCI Emerging Markets ETF only) as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734

Underlier return:  with respect to each underlier on the determination date, the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Defeasance: not applicable
No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system
Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734
Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Trade date:  expected to be May 15, 2018
Original issue date (settlement date) (to be set on the trade date): expected to be May 18, 2018
Stated maturity date (to be set on the trade date):  expected to be November 24, 2025, subject to adjustment as described under “Supplemental Terms of the Notes —Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Determination date (to be set on the trade date):  expected to be November 17, 2025 subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734
Call observation dates (to be set on the trade date):  expected to be each coupon observation date commencing in May 2019 and ending in October 2025, subject to adjustment as described under “Supplemental Terms of the Notes — Coupon Observation Dates” on page S-20 of the accompanying general terms supplement no. 1,734
Call payment dates:  expected to be the fifth business day after each call observation date, as described under “Supplemental Terms of the Notes — Call Payment Dates” on page S-16 of the accompanying general terms supplement no. 1,734
Coupon observation dates (to be set on the trade date): expected to be the 15th day of each month, commencing in June 2018 and ending in November 2025 (provided that the coupon observation date in November 2025 shall be November 17, 2025), subject to adjustment as described under “Supplemental Terms of the Notes — Coupon Payments— Coupon Observation Dates” on page S-25 of the accompanying general terms supplement no. 1,734
Coupon payment dates (to be set on the trade date):  expected to be the fifth business day after each coupon observation date to and including the stated maturity date, as described under “Supplemental Terms of the Notes — Coupon Payments— Coupon Payment Dates” on page S-25 of the accompanying general terms supplement no. 1,734
Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-92 of the accompanying general terms supplement no. 1,734
ERISA: as described under “Employee Retirement Income Security Act” on page S-95 of the accompanying general terms supplement no. 1,734
Supplemental plan of distribution; conflicts of interest: as described under “Supplemental Plan of Distribution” on page S-96 of the accompanying general terms supplement no. 1,734 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $    .
GS Finance Corp. expects to agree to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this pricing supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount.  The original issue price for notes purchased by certain retirement accounts and certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this pricing supplement with respect to such notes to             %. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We expect to deliver the notes against payment therefor in New York, New York on May 18, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent:  GS&Co.
CUSIP no.: 40055Q4P4
ISIN no.:  US40055Q4P42
FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the underlier level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any coupon observation date or call observation date, as the case may be, and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Hypothetical initial underlier level of the iShares® MSCI Emerging Markets ETF	$48
Hypothetical initial underlier level of the EURO STOXX 50® Index	3,500
Coupon	$6.834
Coupon trigger level
with respect to each underlier, 80% of its initial underlier level, (based on the hypothetical initial underlier levels above, the hypothetical coupon trigger level equals $38.40 in the case of the iShares® MSCI Emerging Markets ETF and 2,800 in the case  of the EURO STOXX 50® Index)

Buffer level	with respect to each underlier, 80% of its initial underlier level
Buffer amount	20%

The notes are not automatically called, unless otherwise indicated below
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled determination date

No change in or affecting any underlier, any of the underlier stocks or the policies of the investment advisor of the iShares® MSCI Emerging Markets ETF or the method by which the underlier sponsor of the EURO STOXX 50® Index or the sponsor of the underlying index calculates the underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date
Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the notes will be automatically called, the underlier returns and the amount that we will pay on your notes, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier levels at the time you purchase your notes.
For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any call observation date or coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-25. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Coupon Payments
The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the closing level of each underlier on the applicable coupon observation date were the hypothetical closing levels shown.
Scenario 1
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the EURO STOXX 50® Index	Hypothetical Coupon
First	$50	2,400	$0
Second	$48	2,550	$0
Third	$40	3,700	$6.834
Fourth	$35	3,500	$0
Fifth	$29	3,000	$0
Sixth	$30	2,700	$0
Seventh	$45	2,900	$6.834
Eighth	$37	2,650	$0
Ninth	$42	3,000	$6.834
Tenth	$51	2,500	$0
Eleventh	$36	2,950	$0
Twelfth – Ninetieth	$35	3,000	$0
		Total Hypothetical Coupons	$20.502
In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because the hypothetical closing level of each underlier on the third, seventh and ninth hypothetical coupon observation dates is greater than or equal to its hypothetical coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $20.502.  Because the hypothetical closing level of at least one underlier on all other coupon observation dates is less than its hypothetical coupon trigger level, no further coupons will be paid, including at maturity.
Scenario 2
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the EURO STOXX 50® Index	Hypothetical Coupon
First	$35	2,600	$0
Second	$29	2,800	$0
Third	$36	2,700	$0
Fourth	$51	2,600	$0
Fifth	$36	3,000	$0
Sixth	$37	3,700	$0
Seventh	$50	2,500	$0
Eighth	$36	2,750	$0
Ninth	$51	2,400	$0
Tenth	$50	2,500	$0
Eleventh	$28	3,100	$0
Twelfth – Ninetieth	$35	3,000	$0
		Total Hypothetical Coupons	$0
In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because in each case the hypothetical closing level of at least one of the underliers on the related coupon observation date is less than its hypothetical coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero.  Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3
Hypothetical Coupon Observation Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the EURO STOXX 50® Index	Hypothetical Coupon
First	$35	2,600	$0
Second	$33	2,700	$0
Third	$35	2,600	$0
Fourth	$31	2,500	$0
Fifth	$34	2,400	$0
Sixth	$32	2,550	$0
Seventh	$35	2,550	$0
Eighth	$33	2,650	$0
Ninth	$35	2,650	$0
Tenth	$31	2,700	$0
Eleventh	$32	2,700	$0
Twelfth	$51	3,700	$6.834
		Total Hypothetical Coupons	$6.834
In Scenario 3, the hypothetical closing level of each underlier is less than 80% of its initial underlier level on the first eleven hypothetical coupon observation dates, but increases to a level that is greater than its initial underlier level on the twelfth hypothetical coupon observation date. Because the hypothetical closing level of each underlier is greater than or equal to its hypothetical initial underlier level on the twelfth hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called. Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $6.834, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.
Hypothetical Payment at Maturity
If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lesser performing underlier (as a percentage of the initial underlier level) is less than 80%, you will not be paid a final coupon at maturity.
The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
79.999%	99.999%
50.000%	70.000%
25.000%	45.000%
20.000%	40.000%
10.000%	30.000%
0.000%	20.000%
*Does not include the final coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 45.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 55.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier level of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that you will receive on each coupon payment date, the actual amount that you will receive at maturity and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual initial underlier levels, which we will set on the trade date, and on the actual closing levels of the underliers on the coupon observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,734. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.
You May Lose a Substantial Portion of Your Investment in the Notes
You can lose a substantial portion of your investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes on the stated maturity date will be based on the performance of the lesser performing of the iShares® MSCI Emerging Markets ETF (the “ETF”) and the EURO STOXX 50® Index as measured from their initial underlier levels set on the trade date to their closing levels on the determination date.  If the final underlier level of any underlier is less than its buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the sum of the lesser performing underlier return plus the buffer amount times (ii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
You May Not Receive a Coupon on Any Coupon Payment Date
If the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.
Although you will receive a coupon if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, the coupon paid on the corresponding coupon payment date will be equal to $6.834. You should be aware that, with respect to prior coupon observation dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

Your Notes Are Subject to Automatic Redemption
We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced to approximately one year after the original issue date. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.
The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date
The coupon for each payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose a substantial portion of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier.  This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner
The price of your notes may move differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the closing level of each underlier is greater than or equal to its initial underlier level during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.
The Return on Your Notes Will Not Reflect Any Dividends Paid on the ETF or any Underlier Stocks
The return on your notes will not reflect the return you would realize if you actually owned the ETF and received the distributions paid on the shares of the ETF. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the ETF. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of Any Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of Any Underlier or Any Underlier Stock
Investing in your notes will not make you a holder of any shares of any underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to an underlier or its underlier stocks, including any voting rights, any right to receive dividends or other distributions, any right to make a claim against the underlier or its underlier stocks or any other rights of a holder of any shares of an underlier or its underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of any underlier or any underlier stocks.
Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.
The Policies of the ETF’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of the Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the ETF investment advisor concerning the calculation of the net asset value of the ETF, additions, deletions or substitutions of securities in the ETF and the manner in which changes affecting the underlying index are reflected in the ETF that could affect the market price of the shares of the ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the ETF, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the ETF on a coupon observation date or the determination date, as applicable — and thus the amount payable on a coupon payment date, call payment date or the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level of the ETF on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734.

In addition, MSCI (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the ETF and, therefore, the amount payable on your notes and their market value.
There Are Risks Associated with the ETF
Although the ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in the trading market.

In addition, the ETF is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the ETF investment advisor may select up to 10% of the ETF’s assets to be invested in shares of equity securities that are not included in the underlying index.  The ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The ETF investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The ETF investment advisor does not attempt to take defensive positions in declining markets.
In addition, the ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
Further, under continuous listing standards adopted by the NYSE Arca, the ETF will be required to confirm on an ongoing basis that the components of its underlying index satisfy the applicable listing requirements. In the event that its underlying index does not comply with the applicable listing requirements, the ETF would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the ETF being delisted by the NYSE Arca.
The ETF and its Underlying Index are Different and the Performance of the ETF May Not Correlate with the Performance of its Underlying Index
The ETF uses a representative sampling strategy (more fully described under “The Underliers”) to attempt to track the performance of its underlying index. The ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the ETF is generally linked to the performance of its underlying index, the performance of the ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the ETF investment advisor.
Imperfect correlation between the ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the ETF’s performance from that of its underlying index.
In addition, the performance of the ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the ETF and its underlying index. Finally, because the shares of the ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the ETF may differ from the net asset value per share of the ETF.
For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlying index or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.
Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
The value of your notes is linked, in part, to the EURO STOXX 50® Index, which is comprised of stocks from one or more foreign securities markets, and, in part, to the iShares® MSCI Emerging Markets ETF, which holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
Because foreign exchanges may be open on days when the ETF is not traded, the value of the securities underlying the ETF may change on days when shareholders will not be able to purchase or sell shares of the ETF.
The countries whose markets are represented by the ETF include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.
Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the ETF.
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
The ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the ETF may not increase even if the non-dollar value of the asset held by the ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The market price of the notes and level of the ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page PS-28 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Your Notes May Be Subject to the Constructive Ownership Rules
There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS
The iShares® MSCI Emerging Markets ETF
The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.
The following tables display the top holdings and weighting by sector and country of the iShares® MSCI Emerging Markets ETF.  A list of constituent stocks can be found at us.iShares.com/product_info/fund/overview/EEM.htm. We are not incorporating by reference the website or any material it includes in this pricing supplement. This information has been obtained from the iShares® website without independent verification.
iShares® MSCI Emerging Markets ETF Top Ten Holdings as of April 26, 2018
ETF Stock Issuer	Percentage (%)
TENCENT HOLDINGS LTD	5.14%
SAMSUNG ELECTRONICS LTD	4.33%
ALIBABA GROUP HOLDING ADR REPRESEN	3.71%
TAIWAN SEMICONDUCTOR MANUFACTURING	3.41%
NASPERS LIMITED N LTD	1.95%
CHINA CONSTRUCTION BANK CORP H	1.59%
BAIDU ADR REPTG INC CLASS A	1.21%
INDUSTRIAL AND COMMERCIAL BANK OF	1.18%
CHINA MOBILE LTD	1.05%
PING AN INSURANCE (GROUP) CO OF CH	0.97%
Total	24.54%
iShares® MSCI Emerging Markets ETF Weighting by Country as of April 26, 2018*
Country	Percentage (%)
China	29.73%
Korea (South)	15.39%
Taiwan	11.23%
India	8.51%
Brazil	7.30%
South Africa	6.69%
Russian Federation	3.37%
Mexico	3.02%
Malaysia	2.51%
Thailand	2.44%
Indonesia	1.95%
Poland	1.25%
Chile	1.24%
Cash and/or Derivatives	0.30%
Other	5.07%
Total	100.00%
* Percentages may not sum to 100% due to rounding.

iShares® MSCI Emerging Markets ETF Weighting by Sector as of April 26, 2018*ǂ
Sector	Percentage (%)
Financials	23.78%
Information Technology	27.10%
Consumer Discretionary	9.46%
Consumer Staples	6.58%
Energy	7.36%
Industrials	5.26%
Telecommunications	4.60%
Materials	7.57%
Utilities	2.40%
Real Estate	2.86%
Health Care	2.73%
Cash and/or Derivatives	0.30%
Total	100.00%
* Percentages may not sum to 100% due to rounding.
ǂ It has been announced that the Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the MSCI Emerging Markets Index, is expected to be updated in September 2018.  Please see below for additional information about these updates.
Holdings With Weights Equal to or in Excess of 5% of the iShares® MSCI Emerging Markets ETF as of April 26, 2018
According to its publicly available documents, Tencent Holdings Limited is an investment holding company engaged in providing value-added services and online advertising services. Information regarding Tencent Holdings Limited can be found on the company’s website at tencent.com/en-us/investor.html. We are not incorporating by reference the website or any material it includes in this pricing supplement. See “Additional Risk Factors Specific to Your Notes — An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets” on page PS-17 of this pricing supplement.
The graph below shows the daily historical closing prices of Tencent Holdings Limited from April 26, 2008 through April 26, 2018, adjusted for corporate events, if applicable. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the ETF stock issuer set forth above from publicly available information without independent verification.

As of March 31, 2018, iShares® reported the following average annual returns on the market price of the ETF’s shares and the underlying index. The market price of the ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date. ETF shares: 1 year, 25.09%; 3 years, 8.57%; 5 years, 4.63%; 10 years, 2.79%; since inception, 12.09%; underlying index: 1 year, 24.76%; 3 years, 8.76%; 5 years, 5.00%; 10 years, 3.00%; since ETF inception, 12.47%.

Notwithstanding the iShares® MSCI Emerging Markets ETF’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF, on the securities purchased by the iShares® MSCI Emerging Markets ETF or on the securities that comprise the MSCI Emerging Markets Index.
MSCI has announced that, beginning in June 2018, it expects to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. Consequently, MSCI plans to add 222 China A Large Cap stocks to the MSCI Emerging Markets Index using a 5% partial inclusion factor (on a pro forma basis, this will represent approximately 0.73% of the weight of the MSCI Emerging Markets Index).
MSCI and S&P Dow Jones Indices LLC have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update is expected to broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector is expected to include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary sector currently classified under the Media Industry group and the Internet & Direct Marketing Retail sub-industry, along with select companies currently classified in the Information Technology sector. Further, companies that operate online marketplaces for consumer products and services are expected to be included under the Internet & Direct Marketing sub-industry of the Consumer Discretionary sector, regardless of whether they hold inventory.
The above information supplements the description of the ETF found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the investment advisor, however, the percentages we have listed above are approximate and may not match the information available on the investment advisor’s website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the ETF, the investment advisor and license agreement between the investment advisor and the issuer, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-90 of the accompanying general terms supplement no. 1,734.
iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.
The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.
The EURO STOXX 50® Index
The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The top ten constituent stocks of the EURO STOXX 50® Index as of April 10, 2018, by weight, are: Total S.A. (5.25%), SAP SE (4.02%), Siemens AG (3.80%), Banco Santander S.A. (3.66%), Allianz SE (3.52%), Bayer AG (3.43%), BASF SE (3.27%), Sanofi (3.25%), LVMH Moët Hennessy Louis Vuitton SE (3.15%) and Unilever N.V. (3.05%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
As of April 10, 2018, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (5.34%), Banks (15.05%), Chemicals (5.11%), Construction & Materials (3.91%), Food & Beverage (4.53%), Health Care (10.13%), Industrial Goods & Services (10.64%), Insurance (6.76%), Media (0.94%), Oil & Gas (6.88%), Personal & Household Goods (9.78%), Real Estate (0.80%), Retail (2.20%), Technology (8.12%), Telecommunications (4.69%) and Utilities (5.10%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under

“Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of April 10, 2018, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.78%), Finland (1.07%), France (37.08%), Germany (32.49%), Ireland (0.98%), Italy (5.18%), Netherlands (10.63%) and Spain (9.79%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-75 of the accompanying general terms supplement no. 1,734.
The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Historical Closing Levels of the Underliers
The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier.  We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes.  The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of each underlier from April 26, 2008 through April 26, 2018.  We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® MSCI Emerging Markets ETF

Historical Performance of the EURO STOXX 50® Index

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:
•	a citizen or resident of the United States;

•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.
Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.
Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to all or a portion of your notes. If all or a portion of your notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.
Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.
It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.
It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.
You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.
Possible Change in Law
In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.
In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
United States Alien Holders
This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;

•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.
“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.
You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.
Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETF or the stocks included in the EURO STOXX 50® Index during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Summary Information	PS-3
Hypothetical Examples	PS-7
Additional Risk Factors Specific to Your Notes	PS-13
The Underliers	PS-21
Supplemental Discussion of Federal Income Tax Consequences	PS-28
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$

GS Finance Corp.

Autocallable Contingent Coupon Underlier-Linked Notes due
guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC